Exhibit 99.43
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                                  NEWS RELEASE
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For Immediate Release                                 Contact: Tom McGraw
                                                      650-875-4865

              R. Albert Roensch resigns as Director of FNB Bancorp

South San Francisco, CA: December 18,2006: FNB Bancorp (Bulletin Board FNBG), the holding company for First National Bank of Northern California, announced today that Director R. Albert Roensch has resigned from the Board of Directors of FNB Bancorp and First National Bank of Northern California, effective December 31, 2006. Mr. Roensch is the current CEO of Desert Commercial Bank in Palm Desert, California. Due to the demands of his responsibilities at Desert Commercial Bank, Mr. Roensch finds it necessary to devote all his time to that effort. Michael R. Wyman, Chairman of the Board of First National Bank of Northern California, commented, "Al's contributions and value to the Bank were enormous and we are saddened to lose him. First National Bank of Northern California was very fortunate to have had Al's leadership and guidance during the last three years." First National Bank of Northern California, rated as the seventh best, medium size business to work for in the San Francisco Bay Area by the San Francisco Business Times in 2006, has approximately six hundred million dollars in assets, and thirteen branches in San Mateo and San Francisco Counties.


Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management's assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by FNB Bancorp with the Securities and Exchange Commission, should be carefully considered when evaluating its business prospects. FNB Bancorp undertakes no obligation to update any forward-looking statements contained in this release.

For further information contact:

Tom Mc Graw
Chief Executive Officer
Tel: (650) 875-4865     Fax: (650) 588-9695